U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: ______________

ChitrChatr Communications Inc.

(Name of Small Business Issuer in its charter)

British Columbia	I.R.S. Employer Identification Number
(State or other jurisdiction of	N/A
incorporation or formation)

76 Marylyn Court NE
Calgary, Alberta Canada	T2A 7H5
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (403) 6059429

Email: contact@chitrchatr.com

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Name of Exchange on which
Title of each class	each class is to be registered

Common Stock, No Par	OTCMarkets

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a small reporting company. See definition of large accelerated filer, accelerated filer and small reporting company in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Small reporting company [X]

2

ITEM 1. BUSINESS

Corporate History

ChitrChatr Communications Inc. (“The Company”) was incorporated on August 22, 2013 in the Province of British Columbia, Canada. The Company was formed to develop and launch a communications platform that consolidates all different communications applications, unifying the currently fractured methods of communication that consume the time and energy of all.

Current Operations

The Company is actively focused on the development of its Comprehensive Universal Unified Communications Platform. The Company has recently launched the Beta 2.0 version for desktop platforms and is in the process of developing the Beta 2.1 version for mobile platforms.

Comprehensive Universal Unified Communications Platform

The Company’s Comprehensive Universal Unified Communications Platform (“CUUCP”) will allow its users to access all manner of digital communications they would receive from hundreds of different applications, e-mails, websites, texts, etc. in a single application.

Voice /Video

The Company’s CUUCP will feature chat and video calling, group messaging, conference calls, and text services for free. It is not only a mobile messaging application; it can also be accessed from a desktop. The Company’s CUUCP will allow users to communicate with another CUUCP user (on any platform) by instant messaging, audio or video conference calls. CUUCP users will no longer have to switch back and forth from the dozens of platforms they currently use to send or receive messages to and from specific contacts. CUUCP will incorporate all its users’ contacts on all their different chat and video calling applications under one umbrella, making it easier to connect with contacts on different platforms. Users will be able to obtain one or more phone numbers from over 65 countries and forward incoming calls to any other phone number, whether they are on or offline.

Email

ChitrChatr email will incorporate all the features currently available on other popular e-mail services, and will allow its users to receive emails from different email accounts into a consolidated ChitrChatr email management platform. Users will be able to reply back from ChitrChatr using their incoming email account (i.e. Gmail) as a default for that particular reply. One sign in will allow users to reply, regardless of the platform. Social Media While setting up their ChitrChatr preferences, users will input all their social network sites. Every time users log into ChitrChatr, they will automatically be logged into all other social network sites and can easily be directed to their social media network of choice. If for example, a friend sends a CUUCP user a message through Facebook Chat, the user will receive that messages in ChitrChatr and be able to reply back without having to switch applications.

Text

One of the features of ChitrChatr’s text/SMS will be its users ability to reply from a forwarded number with the recipient receiving the user’s actual SMS number instead of the number from which the user forwarded the message.

Fax

With a ChitrChatr phone number, users will be able to send and receive telephone, SMS/text, and faxes to and from that single number. When someone sends a CUUCP user a fax, the ChitrChatr system will identify it as a fax and allow the user to send it to a fax machine via email as well as view the fax on their ChitrChatr app on their desktop or cell phone. As a subscriber, users will be able to choose their preferences while setting up their account.

Plan of Operations:

The Company is in development of a Comprehensive Universal Unified Communications Platform (“CUUCP”). The CUUCP features voice, video, conference calls, chat, text/SMS, fax, E-mail, and social networking in a single application. CUUCP services are made available to the end users as an application they can access via web browser or an application installed on their device.

Product Development and beta testing

The CUUCP has been in development since 2013. The Company began alpha testing in January 2015 and completed alpha testing in early September 2015. Alpha testing was conducted entirely by Company staff. On September 9, 2015, the Company released the beta version of its desktop application to interested users that signed up on the Company’s website. On October 7, 2015, the Company released the beta version of its windows mobile application. The Company is currently collecting data and feedback from its beta users and scaling its platform to accommodate more users. The Company will take all input provided by beta users to finalize any necessary developments, updates, and corrections prior to the commercial release of the platform.

Employees

As of the date of this prospectus, we have 79 employees. We intend to engage additional employees on an as needed basis as our business expands.

Competition

Our industry is subject to rapid and intense technological change. We face, and will continue to face, intense competition from technology companies large and small. Accordingly, our competitors may succeed more rapidly than we will in bringing a product to market, as well as achieving widespread market acceptance. If we obtain necessary regulatory approval and commence significant commercial sales of our products, we will also be competing with respect to platform efficiency and marketing capabilities, areas in which we have limited or no commercial-scale experience.

Reports to Security Holders.

(1)	The Company is required to deliver an annual report to security holders.

(2)	The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

(3)	The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A. RISK FACTORS

Risks Related to our Company

Our generating minimal revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

For the six month period ended January 31, 2016, we have generated no revenues and incurred a loss of ($580,259). For the twelve months ending July 31, 2015, we have generated no revenues and incurred a loss of ($2,839,149). As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern. We also have negative working capital, with a deficiency in the amount of $1,039,245. These factors create substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than three years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

We may experience a rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over compensating and the challenges of integrating a rapidly growing employee base may impact profitability.

Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, technology and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our Chief Executive Officer is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to our management. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the costs associated with SEC requirements associated with going and staying public are estimated to be approximately $25,000 in connection with this registration statement and thereafter $25,000 annually. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Additionally, failure to comply with reporting requirements could result in our registration being revoked. Companies that trade on the Over the Counter Bulletin Board (such as the Company) must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the Bulletin Board. When the Company becomes listed on that market, if it fails to remain current in the Company’s reporting requirements, the Company could be delisted from the Over the Counter Bulletin Board. Further, we have, in the past, failed to comply with our reporting obligations, which resulted in the revocation of the registration of our securities. Once this registration statement is deemed effective, our common stock will be registered once again, and we will again be subject to the reporting requirements of Regulation 13(a) of the Exchange Act. Any failure to meet our reporting obligations could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on its stock price.

Risks Related to our Business

We may be subject to regulatory inquiries, claims, suits prosecutions which may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Our lack of history within our industry makes evaluating our business difficult.

We have a limited operating history within our industry and we may not sustain profitability in the future.

To sustain profitability, we must:

-	develop and identify new clients in need of our products;

-	compete with larger, more established competitors in pharmaceutical, nutraceutical and biologic industry

-	maintain and enhance our brand recognition; and

-	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history within our industry makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

Our product will remain subject to ongoing regulatory review and if we fail to comply with continuing regulations, the sale of any of our approved commercial products could be suspended.

The manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to our products will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

●	restrictions on the products, manufacturers, or manufacturing processes;

●	warning letters;

●	civil or criminal penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	pressure to initiate voluntary product recalls;

●	suspension or withdrawal of regulatory approvals; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our industry is highly competitive, and our products may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, nutraceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of potential competitors developing products similar to ours. Our competitors may succeed in developing products that are more effective and/or cost competitive than our current products, that would render our products less competitive or even obsolete.

Expanding our product offerings or number of offices may not be profitable.

We may choose to develop new products to offer. Developing new products involves inherent risks, including:

-	our inability to estimate demand for the new offerings;

-	competition from more established market participants;

-	a lack of market understanding.

In addition, expanding into new geographic areas and/or expanding current products offerings is challenging and may require integrating new employees into our culture as well as assessing the demand in the applicable market.

If we are unable to establish suitable sales and marketing capabilities to market and sell our products, we may become profitable

In order to market and sell our products, we currently intend to build and develop our own sales, marketing and distribution operations in the United States, Canada and Europe. Although our management team has previous experience with such efforts, there can be no assurance that we will be successful in building these operations. If we are unable to establish adequate sales, marketing and distribution capabilities, we may not be able to become profitable. We will also be competing with many companies that currently have extensive and well-funded sales and marketing operations. If any of our product candidates are approved, we may be unable to compete successfully against these more established companies.

Risks Related to the Market for our Stock

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We may in the future issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of additional shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our common stockholders sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

We may have difficulty raising additional capital, which could deprive us of the resources necessary to implement our business plan, which would adversely affect our business, results of operation and financial condition.

We expect to continue devoting significant capital resources to fund research and development and marketing. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. If our operations expand faster or at a higher rate than currently anticipated, we may require additional capital sooner than we expect. We also may need to raise additional funds sooner to fund more rapid expansion or the development or enhancement of athletic enhancement products, services, capabilities and systems. We are unable to provide any assurance or guarantee that additional capital will be available when needed by our company or that such capital will be available under terms acceptable to our company or on a timely basis.

Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive products by others. If additional funds are raised through the issuance of equity, convertible debt or similar securities of our company, the percentage of ownership of our company by our company’s stockholders will be reduced, our company’s stockholders may experience additional dilution upon conversion, and such securities may have rights or preferences senior to those of our common stock. The preferential rights granted to the providers of such additional financing may include preferential rights to payments of dividends, super voting rights, a liquidation preference, protective provisions preventing certain corporate actions without the consent of the fund providers, or a combination thereof. We are unable to provide any assurance that additional financing will be available on terms favorable to us or at all.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Risks Related to Intellectual Property

We may be unable to adequately protect the intellectual property used in our products and product candidates.

Currently, we have not been awarded any patents.  We hold a number of pending patent application on our communications platform and a variety of its features.  These patent application may not be granted or, if granted, the resulting patents may be challenged or invalidated. The absence of patent protection represents a risk in that the Company is not able to prevent other companies from developing a similar product whether or not the Company has a patent. In addition, there can be no assurance that our existing products will not infringe on patents owned by others. To the extent that the Company currently relies on unpatented proprietary technology, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, there can be no assurance that others may not independently develop similar technology and know-how or that confidentiality will not be breached. Infringement is difficult to detect and costly to prevent. With respect to the protection of our proprietary rights internationally, the laws of some foreign countries may not protect our proprietary rights adequately. In addition, we will not have patent protection in countries where we do not file patent applications. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate and our business may be harmed as a result.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we infringe the rights of third parties we might have to forgo selling our future products, pay damages, or defend against litigation.

If our products and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

	obtain licenses, which might not be available on commercially reasonable terms, if at all;
	abandon an infringing product or product candidate;
	redesign our products to avoid infringement;
	stop using the subject matter claimed in the patents held by others;
	pay damages, and/or
	defend litigation or administrative proceedings which might be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

10

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

January 31, 2016 and July 31, 2015

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

	January 31,	July 31,
	2016	2015
ASSETS
Current
Cash	$ 1,706	$ 2,543
Amounts receivable	21,240	19,724
Prepaid expenses and deposit	4,172	3,596
	27,118	25,863

Deposit on rent	34,322	34,322
Equipment (Note 6)	145,873	126,751
Intangible asset under development (Note 7)	-	-
	$ 207,313	$ 186,936

LIABILITIES
Current
Accounts payable	$ 157,161	$ 106,066
Accrued liabilities	2,500	23,000
Loans payable (Note 8)	1,022,219	570,020
Subscriptions payable (Note 14)	64,286	-
Due to a related party (Note 10)	392	392
	1,246,558	699,478
Loan payable (Note 8)	-	66,654
	1,246,558	766,132

SHAREHOLDERS’ DEFICIT

Share capital (Note 9)	2,459,364	2,335,614
Contributed surplus (Note 8)	1,214	6,655
Accumulated other comprehensive loss	(25,332)	(27,233)
Accumulated deficit	(3,501,737)	(2,921,861)
Attributable to shareholders of the Company	(1,066,491)	(606,825)
Attributable to non-controlling interest	27,246	27,629
	(1,039,245)	(579,196)
Total Liabilities and Shareholders’ Equity (Deficiency)	$ 207,313	$ 186,936

11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Corporate History:

ChitrChatr Communications Inc. (“The Company”) was incorporated on August 22, 2013 in the Province of British Columbia. The Company was formed to develop and launch a communications platform that consolidates all different communications applications, unifying the currently fractured methods of communication that harass the time and energy of all.

Current Operations:

Our principal business objective for the next 12 months will be to complete beta testing and launch our commercial application. Once launched, the Company’s plan for generating revenues is a combination of paid user subscriptions and online advertising.

We have incurred annual operating losses and expect to incur substantial operating losses in the future in connection with the development of our products. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, successfully develop and market our products, and ultimately, achieve profitable operations. Management believes that the Company can continue to operate through June 2016 without obtaining additional working capital.

We may decide to seek additional financing through public or private issuance of equity or through the debt market. However, there can be no assurance that additional financing or partnering revenues will be available to us in the future or on terms that will be acceptable to us.

Results of Operations:

The Company has not generated revenues to date and the net loss of $579,876 incurred during the six months ended January 31, 2016 is significantly lower as compared to $1,405,532 for the same period ended January 31, 2015. Included in the loss for 2015 was a loss of $1,268,000 on the settlement of debt. Total expenses for the six months ended Janaury 31, 2016 was $183,676 as compared to $144,369 the same period in 2015. The majority of the expenses incurred in 2016 are legal fees totalling $32,512 in connection with general corporate matters and operating cost from India of approximately $60,731 consisting of rent, travel costs, and office and miscellaneous cost.

During the period ended January 31, 2016, the Company incurred salaries and benefits of $321,711 (July 31, 2015: $424,426), consulting fees of $22,253 (July 31, 2015: $65,865) and miscellaneous and small tools expenses of $51,286 (July 31, 2015: $54,872) in connection with the development of the Platform. Due to lack of funding to obtain sufficient evidence to estimate a recoverable amount as at January 31, 2016, the Company wrote off intangible asset of $395,250 and charged it to a consolidated interim statement of loss and comprehensive loss.

On November 21, 2014, the Company terminated the old February 6, 2014 arrangement agreement with TalkTran and replaced it with a new arrangement agreement dated November 21, 2014 (the “New TalkTran Arrangement Agreement”) including a statutory plan of arrangement (the “New TalkTran Arrangement”) with both TalkTran (“TalkTran”) and an additional party, TalkTran Capital Corp. (“Buyco”). Under the New Arrangement and on its closing the following principal steps shall occur in the following order: (1) Buyco shall purchase from the Company all the issued and outstanding shares of TalkTran, by which Buyco shall become the parent of TalkTran; (2) Buyco and TalkTran shall exchange securities on a 1:1 basis (reverse merger), by which TalkTran shall become the parent of Buyco; and (3) TalkTran and the Company shall exchange securities such that TalkTran will issue 29,500,000 of its common shares to the Company in exchange for an exclusive worldwide license to use the near-real-time audio language translation component of the Platform (the “Translation License”).

On February 27, 2015, the Arrangement completed and there under the Company was issued 29,500,000 common shares of TalkTran as payment for the Translation License. As a result of this transaction, the Company owns 66% of the issued and outstanding shares of TalkTran.

On August 28, 2015, the Company received from Talktran a notice to terminate the asset agreement for a technology license (the “Asset Agreement”), a request that the Company surrender for cancellation the 29,500,000 common shares of Talktran issued as consideration under the Asset Agreement, and a request that the Company refund to Talktran $150,000 paid.

 Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We considered the quality and variability of information regarding the financial condition and operating performance that may have changed in the past and may change in the future that may have a material effect, and have quantified them where possible.  Specifically, we considered risk of variability with changes in contract that may affect the recognition of income and also the possibility of changes in the tax code that may affect the long term rates of return.

 Off Balance Sheet Arrangements.

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Burden of SEC Reporting Requirements

We have chosen to become a "reporting company" and hereafter we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers.  If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, and/or OTCQB, which could reduce the value and liquidity of your investment in our shares.  If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board and/or the OTCQB. This could reduce the value and liquidity of your investment in our shares.

13

ITEM 3. PROPERTIES

The Company’s principal executive offices are located at the address of: 76 Marlyn Court NE Calgary, Alberta T2A 7H5. These offices are provided by the CEO of the company at no cost.

The Company believes that its current office space will be adequate for the foreseeable future. We have no plans to lease additional space in the next twelve months. Should the Company be required to obtain suitable facilities in the future, it believes it can obtain the required facilities at competitive rates.

14

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who beneficially own more than 5% of the outstanding shares of our common stock.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Rahim Mohamed (1)	16,250,500	45.8%
Holly Roseberry	0	0%
Mehboob Charania	500	0%

(1)	Rahim Mohamed has voting and dispositive power over the 16,250,000 shares held by 9265-2114 Quebec Inc. Rahim Mohamed personally holds 500 shares.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our directors and executive as of July 31, 2105:

Name	Age	Position(s)
Rahim Mohamed	40	President, CEO, and Director
Wesley Rosso	38	CFO
Holly Roseberry	64	Director
Mehboob Charania	61	Director

Rahim Mohamed – President, CEO, and Director

Mr. Mohamed has served as President, CEO, and a Director since August 22, 2013. Mr. Mohamed has experience in business management and investor relations. He was the General Manager of IR Consultants, Inc. in Calgary, Alberta from 2006 to 2009 where he oversaw a team providing investor relations services to corporate clientele. From 2006 to 2011, he was the President of Summa Development Corporation, a Calgary based company that oversaw the business operations of a luxury condominium developer. He was appointed as the President, Chief Executive Officer and a Director of Agau Resources Inc. (NEX: AGS.H) in January 2013. Mr. Mohamed holds a Bachelor of General Studies in Management from Athabasca University in Calgary. Mr. Mohamed will continue in his capacity as President, Chief Executive Officer, and Director at least until the next annual meeting of shareholders of the Company, which will be held within six months of our fiscal year end, July 31st.

Wesley Rosso – CFO

Mr. Rosso has served as CFO since August 22, 2013. Mr. Rosso is a businessperson and entrepreneur. He is currently the President of Rosso Enterprises Inc. and has held such position since 2010. Rosso Enterprises is a painting business servicing the commercial and residential real estate markets in Kelowna, BC. From 2000 to 2010, he operated a sole proprietorship, Rosso Painting in Kelowna, BC. Mr. Rosso has been a Director of Agau Resources Inc. (NEX: AGS.H) since January 2013. Mr. Rosso holds a BBA from Okanagan University College in Kelowna with majors in accounting and financial management. Mr. Rosso will continue in his capacity as Chief Financial Officer at least until the next annual meeting of shareholders of the Company, which will be held within six months of our fiscal year end, July 31st.

Holly Roseberry – Director

Ms. Roseberry has served as a Director since August 22, 2013. Ms. Roseberry has acted as an independent business consultant for the past 10 years. She was Secretary, Treasurer and Chief Financial Officer of Li-ion Motors Corp. (Terra Inventions Corp.) from February 2002 to November 2002. From 2002 to 2009 she was President, Chief Executive Officer and as a Director of Li-ion and from 2002 to 2011 she was a Director. She holds a Bachelor of Arts degree from Sacred Heart University in Bridgeport, Connecticut. Ms. Roseberry will continue in her capacity as Director at least until the next annual meeting of shareholders of the Company, which will be held within six months of our fiscal year end, July 31st.

Mehboob Charania – Director

Mr. Charania has served as a Director since August 22, 2013. Mr. Charania has been the owner and operator of Infusion Bistro, a restaurant located in Calgary, Alberta since June 2001. He was the President, Chief Executive Officer, Secretary Treasurer and Director of Sky Power Solutions Corp. (formerly Superlattice Power, Inc.) (OTCBB: SLAP) from November 2010 to July 2012. He was the Secretary, Treasurer, Chief Financial Officer and a Director of Li-ion Motors Corp. from November 15, 2002, to November 28, 2008. Mr. Charania has an industrial designer product specialist degree from The Ontario College of the Arts, in Toronto, Canada. Mr. Charania will continue in his capacity as Director at least until the next annual meeting of shareholders of the Company, which will be held within six months of our fiscal year end, July 31st.

Family Relationships.

None.

Involvement in Certain Legal Proceedings.

Other than as disclosed below, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past ten years.

Rahim Mohamed, President, CEO and a director of the Company, was a director of Itiva from October 2, 2006 to September 21, 2007. On July 30, 2009, Itiva was subject to a cease order (the “Order”) issued by the British Columbia Securities Commission for failing to file a report of exempt distribution after distributing securities in reliance upon certain prospectus exemptions to investors resident in British Columbia. The necessary reports of exempt distribution were filed with the Commission on August 6, 2009 and the Order was lifted on October 6, 2009.

17

ITEM 6. EXECUTIVE COMPENSATION

The Company incurred consulting fees of $30,000 in the fiscal year-end July 31, 2015 and $32,500 in the previous annual period to Next Consulting and Communications, a company controlled by Rahim Mohamed. The Company incurred consulting fees of $4,590 in the fiscal year-end July 31, 2015 and $50,099 in the previous annual period to Holly Roseberry.

There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

The following table shows for the period ended July 31, 2015, the compensation awarded (earned) or paid by us to our named executive officers or acting in a similar capacity as that term is defined in Item 402(a)(2) of Regulation S-K. There are no understandings or agreements regarding compensation that our management will receive after a business combination that is required to be included in this table, or otherwise.

Name:	Fiscal Year End:	Salary, Fees, Commissions ($):	Bonus ($):	Stock Awards ($):	Stock Options ($):	All Other Compensation ($):	Total ($):
Rahim Mohamed CEO, Pres., Director	July 31, 2015 July 31, 2014	30,000 32,500	- -	- -	- -	- -	30,000 32,500
Wesley Rosso CFO	July 31, 2015 July 31, 2014	- -	- -	- -	- -	- -	- -
Holly Roseberry Director	July 31, 2015 July 31, 2014	4,590 50,099	- -	- -	- -	- -	4,590 50,099
Mehboob Charania Director	July 31, 2015 July 31, 2014	- -	- -	- -	- -	- -	- -

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We utilize the office space and equipment of our management at no cost.

Except as set forth above, there have been no related party transactions, or any other transactions or relationships required to be disclosed.

As of January 31, 2016, the Company owed Mehboob Charania, one of the Company’s directors, $392. The amount owed is unsecured, non-interest bearing, and due on demand.

Board Independence:

The Board of Directors consists of the following: Mr. Rahim Mohamed, Mr. Mehboob Charania, and Ms. Holly Roseberry. The company considers a director “independent” if they are neither an officer nor an employee of either the company or an affiliate of the company. By this definition, both Mehoob Charania and Holly Roseberry have been determined to be independent, while Rahmin Mohamed is not independent.

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ITEM 8. LEGAL PROCEEDINGS

In the ordinary course of our business, we may be subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. Presently, there are not any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Grey marketplace under the symbol “CHICF.” As of February 9, 2016 our market maker stopped publishing a quote for our common stock. The following table sets forth for the periods indicated the high and low closing bid prices per share of our common stock as reported by the OTC Markets Group. These prices reflect inter-dealer quotations, without retail markups, markdowns, or commissions, and do not necessarily represent actual transactions:

	High	Low
Fiscal 2016
Second Quarter	$0.39	$0.07
First Quarter	$0.80	$0.16

Fiscal Year 2015
Fourth Quarter	$1.05	$0.24
Third Quarter	$1.95	$0.64
Second Quarter	$1.69	$0.46
First Quarter	$1.76	$0.27

Fiscal Year 2014
Fourth Quarter	$1.61	$0.30
Third Quarter	$1.56	$0.51
Second Quarter	$1.30	$0.48

As of March 1, 2016, 4,050,000 of our shares of common stock are subject to outstanding warrants.

As of February 9, 2016 the closing price of our common stock as reported by the OTC Markets Group was $0.11 per share.

As of March 1, 2016, we had 35,500,000 shares of common stock outstanding.

Holders

As of March 1, 2016, the Company had 136 stockholders of record of its common stock. The number of record holders was determined from the records of the Company's transfer agent.

Dividends

We have not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. The payment of dividends will also be subject to the requirements of the Nevada Revised Statutes.

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ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

•	On October 15, 2015, the Company closed a private placement of 750,000 units at $0.16 per unit for gross proceeds of $123,750. Each “unit” consisted of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.22 per share with an expiry date of October 15, 2020.
•	On October 20, 2014, the Company closed a private placement of 1,700,000 units at $0.15 per unit for gross proceeds of $255,000. Each “unit” consisted of 1 common share a 1 warrant exercisable to purchase 1 additional common share at $0.20 per share with an expiry date of October 20, 2019.
•	On October 20, 2014, the Company 1,600,000 units to various creditors in exchange for full satisfaction of $300,000 in debt. Each “unit” consisted of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.1875 per share with an expiry date of October 20, 2019. The fair value of the 1,600,000 units was $1,568,000, resulting in the company recording a $1,268,000 loss on this settlement.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized by our Certificate of Incorporation to issue an unlimited amount of common stock without par value (the "Common Stock") As of of the date of this registration statement, 35,500,000 shares of Common Stock were issued and outstanding. Our Articles of Incorporation do not provide for the issuance of any other class of stock.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

All of our outstanding shares of Common Stock are fully paid and non-assessable.

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ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers have not signed any indemnification agreements.

24

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Our financial statements appear on pages 28 through 70 of this Registration Statement.

25

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

26

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

a. Financial Statements

Our financial statements appear beginning on the following page of this registration statement.

Exhibits

Exhibit Number	Description
3,1		Certificate of Incorporation*
3.2		By-Laws *

______________

* Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

A
ChitrChatr Communications, Inc.

Date: April 29, 2016	_/s/Rahim Mohamed
By: Rahim Mohamed
Chief Executive Officer

Date: April 29, 2016	_/s/Holly Roseberry
By: Holly Roseberry
Director

27

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Three and six months ended January 31, 2016

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

28

NOTICE OF NO AUDITOR REVIEW OF CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, if an auditor has not performed a review of the condensed consolidated interim financial statements, they must be accompanied by a notice indicating that the condensed consolidated interim financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements have been prepared by and are the responsibility of the Company’s management. The Company’s independent auditor has not performed a review of these condensed consolidated interim financial statements.

29

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

January 31, 2016 and July 31, 2015

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

	January 31,	July 31,
	2016	2015
ASSETS
Current
Cash	$ 1,706	$ 2,543
Amounts receivable	21,240	19,724
Prepaid expenses and deposit	4,172	3,596
	27,118	25,863

Deposit on rent	34,322	34,322
Equipment (Note 6)	145,873	126,751
Intangible asset under development (Note 7)	-	-
	$ 207,313	$ 186,936

LIABILITIES
Current
Accounts payable	$ 157,161	$ 106,066
Accrued liabilities	2,500	23,000
Loans payable (Note 8)	1,022,219	570,020
Subscriptions payable (Note 14)	64,286	-
Due to a related party (Note 10)	392	392
	1,246,558	699,478
Loan payable (Note 8)	-	66,654
	1,246,558	766,132

SHAREHOLDERS’ DEFICIT

Share capital (Note 9)	2,459,364	2,335,614
Contributed surplus (Note 8)	1,214	6,655
Accumulated other comprehensive loss	(25,332)	(27,233)
Accumulated deficit	(3,501,737)	(2,921,861)
Attributable to shareholders of the Company	(1,066,491)	(606,825)
Attributable to non-controlling interest	27,246	27,629
	(1,039,245)	(579,196)
Total Liabilities and Shareholders’ Equity (Deficiency)	$ 207,313	$ 186,936

Approved by the Board of Directors: ___“Mehboob Charania”__________________ Director	“Rahim Mohamed” Director
30

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

for the three and six months ended January 31, 2016 and 2015

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015

Administrative expenses
Accounting and audit fees	$ 9,100	$ 3,000	$ 11,100	$ 6,050
Advertising and promotion	32	4,798	2,746	5,967
Consulting fees (Note 10)	-	10,000	-	17,590
Interest and bank charges	12,578	-	15,833	-
Legal fees	21,419	49,939	32,512	50,418
Listing fees	5,841	1,500	11,700	4,725
Office and miscellaneous	28,079	1,750	60,731	3,147
Rent, utilities and repairs and maintenance	7,989	-	26,164	-
Shareholder communications	1,532	10,489	2,452	10,489
Transfer agent	1,357	2,268	2,980	4,055
Travel	3,512	30,443	17,458	41,928

Loss before other items	(91,439)	(114,187)	(183,676)	(144,369)

Other (expenses) income:
Gain on settlement of accounts payable	-	-	703	6,429
Loss on settlement of debts for shares	-	-	-	(1,268,000)
Write-down of intangible asset	(208,461)	-	(395,250)	-
Foreign exchange (loss) income	(1,759)	10,526	(2,306)	409

Net loss for the period	(301,659)	(103,661)	(580,259)	(1,405,532)

Other comprehensive loss
Exchange difference on translating foreign operations	4,236	(8,142)	1,901	(12,266)

Total comprehensive loss for the period	$ (297,423)	$ (11,210)	$ (578,358)	$ (1,417,798)

Net loss attributable to non-controlling interest	$ (281)	$ -	$ (383)	$ -
Net loss attributable to shareholders of the Company	(301,378)	(103,661)	(579,876)	(1,405,532)
Net loss for the period	$ (301,659)	$ (103,661)	$ (580,259)	$ (1,405,532)

Total comprehensive loss attributable to non-controlling interest	$ (281)	$ -	$ (383)	$ -
Total loss attributable to shareholders of the Company	(297,142)	(103,661)	(577,975)	(1,417,798)
Total comprehensive loss for the period	$ (297,423)	$ (103,661)	$ (578,358)	$ (1,417,798)

Basic and diluted loss per share	$ (0.01)	$ (0.00)	$ (0.02)	$ (0.04)

Weighted average number of common shares outstanding	35,500,000	34,750,000	35,190,217	33,307,377

31

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

for the six months ended January 31, 2016 and 2015

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

	For the six months ended January 31,
	2016	2015

Operating Activities
Net loss for the period	$ (580,259)	$ (1,405,532)
Charges to income not affecting cash:
Loss on settlement of debts for shares	-	1,268,000
Gain on settlement of accounts payable	(703)	(6,429)
Write-off of intangible asset	395,250	-
Unrealized foreign exchange	(282)	9,136
Changes in non-cash working capital items related to operations:
Amount receivables	(1,603)	(490)
Prepaid expenses and deposit	2,430	976
Accounts payable and accrued liabilities	30,919	(39,273)

Cash used in operating activities	(154,248)	(182,998)

Financing Activities
Loans payable	380,105	519,378
Subscriptions payable	64,286	-
Proceeds from issue of common shares	123,750	255,000
Share issue cost	-	(9,386)

Cash provided by financing activities	568,141	774,378

Investing Activities
Equipment	(42,971)	(33,005)
Intangible asset under development expenditures	(371,780)	(261,355)

Cash used in investing activities	(414,751)	(294,360)

Effect of unrealized foreign exchange gain or loss on cash	21	2,689

Increase (decrease) in cash during the period	(837)	299,709

Cash, beginning of period	2,543	20,302

Cash, end of the period	$ 1,706	$ 320,011

Non-cash Transactions
Loans Payable	$ 5,441	$ (300,000)
Share Capital	$ -	$ 300,000
Contributed Surplus	$ (5,441)	$ -

32

CHITRCHATR COMMUNICATIONS INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)

for the six months ended January 31, 2016 and 2015

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

				Accumulated Other		Non-
	Number of Shares	Share Capital	Contributed Surplus	Comprehensive Income (Loss)	Accumulated Deficit	controlling Interest	Total

Balance, July 31, 2014	31,450,000	$ 522,000	$ -	$ (957)	$ (338,253)	$ -	$ 182,790

Shares issued for cash @ $0.15	1,700,000	255,000	-	-	-	-	255,000

Pursuant to debt settlement agreements	1,600,000	1,568,000	-	-	-	-	1,568,000
Share issue costs	-	(9,386)	-	-	-	-	(9,386)

Loss for the period	-	-	-	(12,266)	(1,405,532)	-	(1,417,798)

Balance as at January 31, 2015	34,750,000	2,335,614	-	(13,223)	(1,743,785)	-	578,606

Discount on promissory note payable (Note 8)	-	-	6,655	-	-	-	6,655
Investment from non-controlling interest (Note 5)	-	-	-	-	-	283,170	283,170

Loss for the period	-	-	-	(14,010)	(1,178,076)	(255,541)	(1,447,627)

Balance, July 31, 2015	34,750,000	2,335,614	6,655	(27,233)	(2,921,861)	27,629	(579,196)

Shares issued for cash @ $0.165	750,000	123,750	-	-	-	-	123,750

Modification of promissory note payable	-	-	(5,441)	-	-	-	(5,441)

Loss for the period		-	-	1,901	(579,876)	(383)	(578,358)

Balance, January 31, 2016	35,500,000	$ 2,459,364	$ 1,214	$ (25,332)	$ (3,501,737)	$ 27,246	$ (1,039,245)

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CHITRCHATR COMMUNICATIONS INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

January 31, 2016

(Stated in Canadian Dollars)

(Unaudited – Prepared by Management)

1.	Nature and Continuance of Operations

The consolidated financial statements represent the accounts of ChitrChatr Communications Inc. (the “Company” or “ChitrChatr Communications”) incorporated in British Columbia on August 22, 2013, and its subsidiaries, ChitrChatr Technology Inc. (“ChitrChatr Technology”), ChitrChatr Communications Pvt. Ltd. (“ChitrChatr India”), TalkTran Communications Corp. (“TalkTran”), TalkTran Capital Corp. (“Talktran Capital”) and 9299-7345 Quebec Inc. (“9299-7345 Quebec”).

The Company is developing a Comprehensive Universal Unified Communications Platform (“CUUCP”) application program, featuring voice, video, conference calls, chat, text/SMS, fax/email, and social networking, all rolled into one application. CUUCP services will be made available to the end users as an application they can access via a browser and optionally install on their desktop, tablet personal computer, smart phone and on dedicated hardware devices.

The head office of the Company is 76 Marlyn Court NE, Calgary, Alberta, T2A 7H5.

2.	Basis of Preparation

Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and interpretations of the IFRS Interpretations Committee (“IFRIC”), applicable to the preparation of interim financial statements, including International Accounting Standard (“IAS”) 34 – Interim Financial Reporting.

These financial statements are authorized for issue by the Board of Directors on March 23, 2016.

Going Concern

At January 31, 2016, the Company had working capital deficiency of $1,219,440 (July 31, 2015 - deficiency of $673,615), had not yet achieved profitable operations, has accumulated losses of $3,501,737 since its inception and expects to incur further losses in the development of its business, all of which casts significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its development of CUUCP, meet its on-going levels of corporate overhead and discharge its liabilities as they come due. These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge liabilities in the normal course of business. Although the Company presently has sufficient financial resources to undertake its currently planned work programs and has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Accordingly, it does not give effect to adjustments, if any that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and liquidate its liabilities in other than the normal course of business and at amounts which may differ from those shown in these consolidated financial statements.

34

2. Basis of Preparation (cont’d)

Basis of Measurement

These condensed consolidated interim financial statements have been prepared on an accrual basis, except for cash flow information, and are based on historical costs except for certain financial instruments which are measured at fair value. The consolidated financial statements are presented in Canadian dollars.

The preparation of financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment of complexity or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.

3.	Significant Accounting Policies

Accounting standards issued but not yet applied

The following new standards and interpretations are not yet effective and have not been applied in preparing these condensed consolidated interim financial statements. The Company is currently evaluating the potential impacts of these new standards and does not anticipate any material changes to the condensed consolidated interim financial statements upon adoption of these new and revised accounting pronouncements.

• IFRS 9 – Financial Instruments (effective January 1, 2018) introduces new requirements for the classification and measurement of financial assets, and will replace IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple classification options available in IAS 39.

• IFRS 15 Revenue from Contracts with Customers provides a single principle-based framework to be applied to all contracts with customers. IFRS 15 replaces the previous revenue standard IAS 18, Revenue, and the related Interpretations on revenue recognition. The standard scopes out contracts that are considered to be lease contracts, insurance contracts and financial instruments. The new standard is a control-based model as compared to the existing revenue standard which is primarily focused on risks and rewards. Under the new standard, revenue is recognized when a customer obtains control of a good or service. Transfer of control occurs when the customer has the ability to direct the use of and obtain the benefits of the good or service. This standard is effective for reporting periods beginning on or after January 1, 2018.

35

4. Use of Estimates and Judgments

The preparation of the condensed consolidated interim financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated interim financial statements and the reported amounts of revenues and expenses during the reporting period.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the condensed consolidated interim financial statements is included in the following notes:

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flow, financing activities, retention of operating cash flows, and frequency of transactions with the reporting entity.

Impairment

Assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts exceed their recoverable amounts and also at each reporting period. The assessment of the carrying amount often requires estimates and assumptions such as discount rates, future capital requirements and future operating performance.

Going concern

The assumption that the Company is a going concern and will continue in operation for the foreseeable future and at least one year is a judgment. The factors considered by management are disclosed in Note 2.

5. Plans of arrangements

Arrangement Agreement with TalkTran Capital Corp.

On November 21, 2014, the Company entered into an arrangement agreement (the “TalkTran Arrangement Agreement”) which included a statutory plan of arrangement (the “TalkTran Arrangement”) with TalkTran Communications Corp. (“TalkTran”), a wholly-owned subsidiary of the Company, and an additional party, TalkTran Capital Corp. (“Buyco”). Under the TalkTran Arrangement and on its closing date being February 27, 2015, the following principal steps occurred in the following order:

(a)	Buyco purchased from the Company all the issued and outstanding shares of TalkTran, by which Buyco became the parent of TalkTran (the “Purchase Shares”);
(b)	Buyco and TalkTran exchanged securities on a 1:1 basis (reverse merger), by which TalkTran became the parent of Buyco;
(c)	TalkTran and the Company exchanged securities such that TalkTran issued 29,500,000 of its common shares to the Company in exchange for an exclusive worldwide license (the “Translation License”) to use the Translation Asset; and

(d)          The Purchase Shares were cancelled.

5. Plans of arrangements (cont’d)

As a result of this transaction, the Company recorded a gain of $11,683 and owned 66% of the issued and outstanding shares of TalkTran resulting in the creation of a non-controlling interest of $283,170. As at July 31, 2015, the Company owned 66% of the issued and outstanding shares of TalkTran.

On August 28, 2015, the Company received from Talktran a notice to terminate the asset agreement for the translation license, a request that the Company surrender for cancellation the 29,500,000 common shares of Talktran issued as consideration under the Asset Agreement, and a request that the Company refund to Talktran $150,000 paid. No formal agreement has been signed with Talktran as at January 31, 2016.

6. Equipment

		Computer	Office
	Automotive	Equipment	Equipment	Total
Cost

Balance July 31, 2014	$ -	$ 3,994	$ 8,332	$ 12,326
Addition	6,712	87,384	37,996	132,092
Foreign exchange	-	544	1,136	1,681
Balance July 31, 2015	6,712	91,922	47,464	146,098
Addition	-	35,328	2,262	42,971
Foreign exchange	102	(716)	4,091	3,477
Balance January 31, 2016	$ 6,814	$ 126,534	$ 59,198	$ 192,546

Depreciation and impairment loss

Balance July 31, 2014	$ -	$ 333	$ 694	$ 1,027
Depreciation	742	10,986	5,600	17,328
Foreign exchange	-	495	497	992
Balance July 31, 2015	742	11,814	6,791	19,347
Depreciation	1,097	16,311	8,862	26,270
Foreign exchange	53	348	655	1,056
Balance January 31, 2016	$ 1,892	$ 28,473	$ 16,308	$ 46,673

Carrying amounts

Balance, July 31, 2015	$ 5,970	$ 80,108	$ 40,673	$ 126,751

Balance, January 31, 2016	$ 4,922	$ 98,061	$ 42,890	$ 145,873

37

7. Intangible assets

	Platform	Total
Cost
As at July 31, 2014	$ 647,584	$ 647,584
Additions	545,163	545,163
Impairment	(1,192,747)	(1,192,747)
As at July 31, 2015	-	-
Additions	395,250	186,789
Impairment	(395,250)	(186,789)
As at January 31, 2016	$ -	$ -

The Company is developing a Comprehensive Universal Unified Communications Platform (“CUUCP”) application program, featuring voice, video, conference calls, chat, text/SMS, fax/email, and social networking, all rolled into one application.

During the period ended January 31, 2016, the Company incurred salaries and benefits of $321,711 (July 31, 2015: $424,426), consulting fees of $22,253 (July 31, 2015: $65,865) and miscellaneous and small tools expenses of $51,286 (July 31, 2015: $54,872) in connection with the development of the Platform. Due to lack of funding to obtain sufficient evidence to estimate a recoverable amount as at January 31, 2016, the Company wrote off intangible asset of $395,250 and charged it to a consolidated interim statement of loss and comprehensive loss.

In July, 2013, the Company acquired a Universal Unified Communications Platform (UUCP) application program from 9265-2114 Quebec Inc., a private company owned and controlled by Rahim Mohamed, a current CEO and director of the Company. In consideration of this asset acquisition, the purchase price of $350,000 was satisfied by the issuance of 16,250,000 common shares of the Company at a fair value of $0.02 for total fair value of $325,000 and cash payments of $25,000.

38

8. Loans Payable

On January 20, 2015 and as amended and restated on January 1, 2016, the Company entered into a promissory note payable with Transglobal Assets Management Incorporated (“Lender”), a company where a shareholder of the Company is a director and a president of the Lender. The lender shall extend to the Company a line of credit up to $2,000,000 from which the Company may request draw-down payments at anytime during the year following the date of this promissory note of which the Company had utilized $73,309 from this promissory note. The promissory note bears interest at 7% per annum and is secured with a floating charge security interest over all of the Company’s present or after acquired assets and has a maturity date of an earlier of December 31, 2016, a date that interest is in default, a date that the Company goes bankruptcy, a date that trading of the Company’s common shares on a stock exchange is suspended and a date of change of control of the Company. Interest is payable six months subsequent to the accrual date with a seven-day grace period.

The promissory note payable of $73,309 was accounted for at amortized cost using the effective interest rate method with the effective interest rate of 10% per annum. The debt discount of $6,655 was credited to contributed surplus, debited to loans payable and being amortized over the term of the note. As at July 31, 2015, the carrying value was $66,654.

As at January 31, 2016, the Company has utilized $1,022,219 of the promissory note consisting of the modification of the promissory note to its face value of $73,309 by debiting contributed surplus and crediting loans payable by $5,441, effective November 1, 2015 the assumption of $745,339 of debt which was owed to the same above shareholder, who is a director and a president of the Lender, and companies owned by him and $203,571 in draw-down payments made during the period ended January 31, 2016. Included in accounts payable is $13,209 in accrued interest payable

As at January 31, 2016, the Company owed $NIL (July 31, 2015: $570,020) to the same above shareholder, who is a director and a president of the Lender, and companies owned by him. The amounts owed are unsecured, non-interest bearing and due on demand.

9. Share Capital

a) Authorized

Unlimited common shares, without par value.

b) Issued

During the six months ended January 31, 2016

On October 15, 2015, the Company closed a private placement of 750,000 units at $0.165 per unit for gross proceeds of $123,750, with each unit comprised of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.22 per share for 5 years.

39

9. Share Capital (cont’d)

b) Issued

During the year ended July 31, 2015:

On October 20, 2014, the Company closed a private placement of 1,700,000 units at $0.15 per unit for gross proceeds of $255,000, with each unit comprised of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.20 per share with an expiry date of October 20, 2019. Also, the Company settled $300,000 of debts owed to creditors by issuing 1,600,000 units at a fair value of $1,568,000 resulting loss on settlement of debts for shares of $1,268,000. Each unit comprises of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.1875 per share with an expiry date of October 20, 2019.

c) Share Purchase Warrants

A summary of the Company’s share purchase warrants outstanding are presented below:

	Number of	Weighted Average Exercise
	Warrants	Price

Outstanding, July 31, 2014	-	-
Issued	3,300,000	$0.19
Outstanding, July 31, 2015	3,300,000	$0.19
Issued	750,000	$0.22
Outstanding, January 31, 2016	4,050,000	$0.20

As at January 31, 2016, the Company had a weighted average remaining contractual life of 3.9 years and had 4,050,000 share purchase warrants outstanding as follows:

Number of	Exercise
Warrants	Price	Expiry Date

1,700,000	$0.20	October 20, 2019
1,600,000	$0.1875	October 20, 2019
750,000	$0.22	October 15, 2020

4,050,000
40

10. Related Party Transactions

As at January 31, 2016, the Company owed $392 (July 31, 2015: $392) to a director of the Company. The amount owed is unsecured, non-interest bearing and due on demand.

Also, refer to Note 7 for a related party transaction.

Key management personnel compensation

The Company considers its President, Chief Executive Officer, Chief Financial Officer and the directors of the Company to be key management. During the six month period ended January 31, 2016 the Company incurred the following:

The Company incurred $Nil (January 31, 2015: $14,590) in consulting fees to a director of the Company.

The transaction above is in the normal course of operation and is measured at the agreed to value which represents the amount of consideration established and agreed to by the related party.

11. Segment Information

Management has determined that the Company has one operating segment, which involves the development of the Platform application program. Geographical information is as follows:

	January 31,	January 31,
	2016	2015
Net losses
Canada	$ 114,356	$ 146,918
India	465,903	-
	$ 580,259	$ 146,918

Total Assets
	January 31, 2016	July 31, 2015

Canada	$ 24,714	$ 24,013
India	182,599	162,923
	$ 207,313	$ 186,936

41

12. Financial Instruments

The Company is exposed to varying degrees to a variety of financial instrument related risks:

Fair value

The Company has classified fair value measurements of its financial instruments using a fair value hierarchy that reflects the significance of inputs used in making the measurements as follows:

Level 1: Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Valuations based on directly or indirectly observable inputs in active markets for similar assets or liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates; and

Level 3: Valuations based on significant inputs that are not derived from observable market data, such as discounted cash flow methodologies based on internal cash flow forecasts.

As at January 31, 2016, the fair values of financial instruments measured on a recurring basis include cash, determined based on level one inputs and consisting of quoted prices in active markets for identical assets The fair values of other financial instruments, which include receivables, due to related party, accounts payable and accrued liabilities and loans payable with due on demand approximate their carrying values due to the relatively short-term maturity of these instruments. The long-term loan payable bears an interest rate of 7% per annum with a maturity date of January 20, 2018 and was accounted for at amortized cost using the effective interest rate method with the effective interest rate of 10% per annum.

Foreign exchange risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. The majority of the Company’s administrative operations are carried out in Canada; however the programming and developments of CUUCP are carried out in India through its foreign subsidiary which operates out of India and are denominated in Indian rupee. As at January 31, 2016, the Company has Indian rupee cash of RS70,786, accounts payable and accrued liabilities of RS$1,195,509 and loans payable of $NIL which is translated at $0.02074 for every RS$1. These factors expose the Company to foreign currency exchange rate risk, which could have a material adverse effect on the profitability of the Company. A 10% appreciation or depreciation of the Canadian dollar against the India rupee would increase/decrease profit or loss by approximately $23,400. The Company currently does not plan to enter into foreign currency future contracts to mitigate this risk.

Credit risk

The Company’s cash is largely held in large Canadian financial institutions. The Company does not have any asset-backed commercial paper. The Company’s receivables consist of GST receivable due from the Federal Government of Canada. The Company maintains cash deposits with Schedule A financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any significant credit losses and believes it is not exposed to any significant credit risk.

42

12. Financial Instruments (cont’d)

Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not hold any financial liabilities with variable interest rates. The long-term loan payable bears an interest rate of 7% per annum with a maturity date of January 20, 2018. The Company does maintain bank accounts which earn interest at variable rates but it does not believe it is currently subject to any significant interest rate risk.

Liquidity risk

The Company’s ability to continue as a going concern is dependent on management’s ability to raise required funding through future equity issuances and through short-term borrowing. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. Management and the Board of Directors are actively involved in the review, planning and approval of significant expenditures and commitments. As at January 31, 2016, the Company has cash of $1,706 and current liabilities of $1,246,558 and as a result, has a working capital deficiency of $1,219,440. The Company intends to meet its current obligations in the following year with funds to be raised through private placements, shares for debt, loans and related party loans.

13. Capital Risk Management

The Company defines its capital as shareholders’ equity. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its technologies and to maintain a flexible capital structure for its projects for the benefit of its stakeholders. As the Company is in the development stage, its principal source of funds is from the issuance of common shares and loans proceeds.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debts, acquire or dispose of assets or adjust the amount of cash. During the period ended January 31, 2016, the Company has $1,022,219 in loans payable. (Note 8)

The Company is not subject to externally imposed capital requirements.

43

14. Commitments

Operating lease

During the year ended July 31, 2015, the Company leased an office space in India under a lease arrangement for a period of 5 years. Future minimum lease payments are as follows:

2016 $ 44,000

2017 44,000

2018 44,000

2019 44,000

2020 41,000

Private placement

On January 14, 2016, the Company announced that it has arranged a non-brokered private placement. The private placement will be for up to 3.75 million units at eight cents per unit for gross proceeds of up to $300,000. Each unit will comprise one common share and one warrant. Each warrant will be exercisable to purchase one additional common share at 11 cents per common share for up to five years from the issue date of such warrants. As at January 31, 2016, the Company has received $64,286 in subscriptions in connection with this private placement.

44

CHITRCHATR COMMUNICATIONS INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended July 31, 2015 and 2014

(Stated in Canadian Dollars)

45

Adam Kim ADAM SUNG KIM LTD. CHARTERED PROFESSIONAL ACCOUNTANT

UNIT 114B (2nd floor)

8988 FRASERTON COURT

BURNABY, BC, V5J 5H8

T: 604.318.5465

F: 604.688.8479

INDEPENDENT AUDITOR’S REPORT

To: the Shareholders of

ChitrChatr Communications Inc.

I have audited the accompanying consolidated financial statements of ChitrChatr Communications Inc. (the “Company”), which comprise the consolidated statements of financial position as at July 31, 2015 and July 31, 2014, and the consolidated statements of loss and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity (deficiency) for the years ended July 31, 2015 and July 31, 2014, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audits. I conducted my audits in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained in my audits is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2015 and July 31, 2014, and its financial performance and its cash flows for the years ended July 31, 2015 and July 31, 2014 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying my opinion, I draw attention to Note 1 in the consolidated financial statements which indicates that the Company has incurred losses to date. This condition, along with other matters as set forth in Note 2, indicates the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

“Adam Sung Kim Ltd.”

Chartered Professional Accountant

Burnaby, British Columbia

November 25, 2015

46

CHITRCHATR COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

July 31, 2015 and 2014

(Stated in Canadian Dollars)

	2015	2014
ASSETS
Current
Cash	$ 2,543	$ 20,302
Amounts receivable	19,724	7,919
Prepaid expenses and deposit	3,596	10,192
	25,863	38,413

Deposit on rent	34,322	-
Equipment (Note 6)	126,751	11,299
Intangible asset under development (Note 7)	-	647,584
	$ 186,936	$ 697,296

LIABILITIES
Current
Accounts payable	$ 106,066	$ 123,030
Accrued liabilities	23,000	21,800
Loans payable (Note 8)	570,020	369,284
Due to a related party (Note 10)	392	392
	699,478	514,506
Loan payable (Note 8)	66,654	-
	766,132	514,506

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Share capital (Note 9)	2,335,614	522,000
Contributed surplus (Note 8)	6,655	-
Accumulated other comprehensive income (loss)	(27,233)	(957)
Accumulated deficit	(2,921,861)	(338,253)
Attributable to shareholders of the Company	(606,825)	182,790
Attributable to non-controlling interest	27,629	-
	(579,196)	182,790
Total Liabilities and Shareholders’ Equity (Deficiency)	$ 186,936	$ 697,296

Nature of Operations (Note 1)
Subsequent Events (Note 16)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Approved by the Board of Directors on November 25, 2015: ___“Mehboob Charania”__________________ Director	“Rahim Mohamed” Director
47

CHITRCHATR COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

for the years ended July 31, 2015 and 2014

(Stated in Canadian Dollars)

	2015	2014

Administrative expenses
Accounting and audit fees	$ 35,275	$ 24,800
Advertising and promotion	38,115	38,230
Consulting fees (Note 10)	38,760	83,695
Interest and bank charges (Note 8)	4,915	657
Legal fees	101,223	74,593
Regulatory filing fees	10,458	33,836
Rent, utilities and repairs and maintenance	54,170	-
Office and miscellaneous	30,568	3,091
Shareholder communications	10,976	1,500
Transfer agent	14,024	9,943
Travel	62,267	11,799

Loss before other items	(400,751)	(282,144)

Other (expense) income:
Foreign exchange (loss) gain	(9,599)	(292)
Charge related to public company listing (Note 5)	-	(15,000)
Arrangement agreement with Talktran Capital Corp. (Note 5)	11,683	-
Gain on settlement of accounts payable	20,265	-
Loss on settlement of debts for shares (Note 9 (b))	(1,268,000)	-
Write-off of intangible assets(Note 7)	(1,192,747)	-

	(2,438,398)	(15,292)

Net loss for the year	(2,839,149)	(297,436)

Other comprehensive loss
Exchange difference on translating foreign operations	(26,276)	(957)

Total comprehensive loss for the year	$ (2,865,425)	$ (298,393)

Net loss attributable to non-controlling interest	$ (255,541)	$ -
Net loss attributable to shareholders of the Company	(2,583,608)	(298,393)
Net loss for the year	$ (2,839,149)	$ (298,393)

Total comprehensive loss attributable to non-controlling interest	$ (255,541)	$ -
Total loss attributable to shareholders of the Company	(2,609,884)	(298,393)
Total comprehensive loss for the year	$ (2,865,425)	$ (298,393)

Basic and diluted loss per share	$ (0.08)	$ (0.01)

Weighted average number of common shares outstanding	34,024,725	31,428,125

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

48

CHITRCHATR COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended July 31, 2015 and 2014

(Stated in Canadian Dollars)

	2015	2014
Operating Activities
Net loss for the year	$ (2,839,149)	$ (297,436)
Charges to income not affecting cash:
Gain on settlement of accounts payable	(20,265)	-
Write-off of intangible asset	1,192,747	-
Loss on settlement of debts for shares	1,268,000	-
Arrangement agreement with Talktran Capital Corp.	(11,683)	-
Changes in non-cash working capital items related to operations:
Accounts receivables	(11,805)	(7,491)
Prepaid expenses and deposit	(27,726)	(7,156)
Accounts payable and accrued liabilities	12,810	133,190

Cash used in operating activities	(437,071)	(178,893)

Financing Activities
Due to a related party	-	250
Loans payable	882,349	369,967
Share issue costs	(9,386)	-
Proceeds from issue of common shares	255,000	5,000

Cash provided by financing activities	1,127,963	375,217

Investing Activities
Equipment	(132,091)	(11,243)
Intangible asset under development expenditures	(553,839)	(296,390)

Cash used in investing activities	(685,930)	(307,633)

Effect of foreign exchange rate	(22,721)	(92)

Decrease in cash during the year	(17,759)	(111,401)
Cash, beginning of year	20,302	131,703

Cash, end of the year	$ 2,543	$ 20,302

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$ 2,699	$ -
Income taxes	$ -	$ -

Significant Non-cash Financing and Investing activities :
Loans payable settled for shares of the Company	$ 1,568,000	$ -

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

49

CHITRCHATR COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)

for the years ended July 31, 2015 and 2014

(Stated in Canadian Dollars)

					Accumulated Other		Non-
	Number of Shares	Share Capital	Shares to be issued	Contributed surplus	Comprehensive Income (Loss)	Accumulated Deficit	controlling Interest	Total

Balance, July 31, 2013	31,225,000	$ 513,500	$ 3,500	$ -	$ -	$ (40,817)	$ -	$ 476,183

Shares issued for cash @ $0.02 – $0.10	225,000	8,500	(3,500)	-	-	-	-	5,000

Loss for the year	-	-	-	-	(957)	(297,436)	-	(298,393)

Balance, July 31, 2014	31,450,000	522,000	-	-	(957)	(338,253)	-	182,790

Shares issued for cash @ $0.15	1,700,000	255,000	-	-	-	-	-	255,000

Pursuant to debt settlement agreements	1,600,000	1,568,000	-	-	-	-	-	1,568,000
Share issue costs	-	(9,386)	-	-	-	-	-	(9,386)
Discount on promissory note payable (Note 8)	-	-	-	6,655	-	-	-	6,655
Investment from non-controlling interest (Note 5)	-	-	-	-	-	-	283,170	283,170

Loss for the year	-	-	-	-	(26,276)	(2,583,608)	(255,541)	(2,865,425)

Balance, July 31, 2015	34,750,000	$ 2,335,614	$ -	$ 6,655	$ (27,233)	$ (2,921,861)	$ 27,629	$ (579,196)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

50

CHITRCHATR COMMUNICATIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2015

(Stated in Canadian Dollars)

2.	Nature and Continuance of Operations

The consolidated financial statements represent the accounts of ChitrChatr Communications Inc. (the “Company” or “ChitrChatr Communications”) incorporated in British Columbia on August 22, 2013, and its subsidiaries, ChitrChatr Technology Inc. (“ChitrChatr Technology”), ChitrChatr Communications Pvt. Ltd. (“ChitrChatr India”), TalkTran Communications Corp. (“TalkTran”), TalkTran Capital Corp. (“Talktran Capital”) and 9299-7345 Quebec Inc. (“9299-7345 Quebec”).

The Company is developing a Comprehensive Universal Unified Communications Platform (“CUUCP”) application program, featuring voice, video, conference calls, chat, text/SMS, fax/email, and social networking, all rolled into one application. CUUCP services will be made available to the end users as an application they can access via a browser and optionally install on their desktop, tablet personal computer, smart phone and on dedicated hardware devices.

The head office of the Company is 76 Marlyn Court NE, Calgary, Alberta, T2A 7H5.

2.	Basis of Preparation

Statement of Compliance

These consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) and their interpretations adopted by the International Accounting Standards Board (“IASB”). In addition, these financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Going Concern

At July 31, 2015, the Company had working capital deficiency of $673,615 (July 31, 2014 - deficiency of $476,093), had not yet achieved profitable operations, has accumulated losses of $2,921,861 since its inception and expects to incur further losses in the development of its business, all of which casts significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its development of CUUCP, meet its on-going levels of corporate overhead and discharge its liabilities as they come due. These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge liabilities in the normal course of business. Although the Company presently has sufficient financial resources to undertake its currently planned work programs and has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Accordingly, it does not give effect to adjustments, if any that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and liquidate its liabilities in other than the normal course of business and at amounts which may differ from those shown in these consolidated financial statements.

2. Basis of Preparation (cont’d)

Basis of Measurement

These consolidated financial statements have been prepared on an accrual basis, except for cash flow information, and are based on historical costs except for certain financial instruments which are measured at fair value. The consolidated financial statements are presented in Canadian dollars.

3.	Significant Accounting Policies

The accounting policies set out below have been applied consistently to all years presented in these consolidated financial statements, unless otherwise indicated.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of the subsidiaries will continue to be included in the consolidated financial statements of the Company until the date that the Company’s control over the subsidiaries ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Details of the Company’s principal subsidiaries at July 31, 2015 are as follows:

		2015	2014
Name	Place of Incorporation	Interest %	Interest %

ChitrChatr Technology Inc.	British Columbia	100%	100%
ChitrChatr Communications Pvt. Ltd.	India	100%	100%
TalkTran Communications Corp.	British Columbia	66%	100%
TalkTran Capital Corp.	British Columbia	66%	-
9299-7345 Quebec Inc.	Quebec	100%	100%

Equipment

Equipment are stated at historical cost, being the purchase price and directly attributed cost of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of an future unavoidable costs of dismantling and removing items. The corresponding liability is recognized within provisions. Equipment is subsequently measured at cost less accumulated depreciation, less accumulated impairment losses, with the exception of land which is not depreciated. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

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3.	Significant Accounting Policies (cont’d)

Equipment (cont’d)

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the statement of income and comprehensive income during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in profit or loss.

Depreciation is calculated on a straight-line method to write off the cost of the assets to their residual values over their estimated useful lives as follows:

Computer equipment 3 years

Office equipment 3 years

Automobile 3 years

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Foreign Currencies

These consolidated financial statements for the Company and its subsidiaries are prepared using their functional currencies. Functional currency is the currency of the primary economic environment in which an entity operates. The presentation currency of the Company is Canadian dollars. The functional currency of ChitrChatr Communications and its subsidiaries, ChitrChatr Technology, TalkTran Communications Corp., TalkTran Capital Corp. and 9299-7345 Quebec, is the Canadian dollar; and of the wholly-owned subsidiary, ChitrChatr Communications Pvt. Ltd. in India, is the Indian Rupee.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined. All gains and losses on translation of these foreign currency transactions are charged to the statement of operations.

The assets and liabilities of each subsidiary are translated into Canadian dollars using the exchange rate at the reporting date and the income statement is translated into Canadian dollars using the average exchange rate for the period. All gains and losses on translation of a subsidiary from the functional currency to the presentation currency are charged to other comprehensive income.

3.	Significant Accounting Policies (cont’d)

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial assets in the following categories depending on the purpose for which the instruments were acquired: Financial assets at fair value through profit or loss (“FVTPL”), available for sale (“AFS”) financial assets, loans and receivables, or held-to-maturity.

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through profit or loss. Regular way purchases and sales of FVTPL financial assets are accounted for at trade date, as opposed to settlement date.

Financial assets classified as AFS are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) except for losses in value that are considered other than temporary.

Financial assets classified as loans and receivables and held-to-maturity are measured at amortized cost.

The Company has classified cash as FVTPL and amounts receivable as loans and receivables.

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. Financial assets are impaired when one or more events that occurred after the initial recognition of the financial asset have been impacted.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of all financial assets, excluding trade receivables, is directly reduced by the impairment loss. The carrying amount of trade receivable is reduced through the use of an allowance. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

Impairment losses on loans and receivables carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

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3.	Significant Accounting Policies (cont’d)

Financial Instruments (cont’d)

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at FVTPL or other financial liabilities, as appropriate.

The Company determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value.

Subsequent to initial recognition, other financial liabilities are measured at amortized cost using the effective interest method.

The Company’s financial liabilities include accounts payables and accrued liabilities, loans payable and amounts due to related party, which are classified as other financial liabilities.

Basic and Diluted Loss Per Share

Basic earnings per share are computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if potentially dilutive securities were exercised or converted to common stock. The dilutive effect of options and warrants and their equivalent is computed by application of the treasury stock method and the effect of convertible securities by the “if converted” method. Diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

Research and development expenditures

Expenditures during the research phase are expensed as incurred. Expenditures during the development phase are capitalized if the Company can demonstrate each of the following criteria are met: i) the technical feasibility of completing the intangible asset so that it will be available for use or sale, ii) its intention to complete the intangible asset and use or sell it, iii) its ability to use or sell the intangible asset, iv) how the intangible asset will generate probable future economic benefits, v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development; otherwise they are expensed as incurred. The Company assesses whether it has met the relevant criteria for deferral and amortization at each reporting date.

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3.	Significant Accounting Policies (cont’d)

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for when they relate to goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that do not affect accounting or taxable loss, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a future income tax asset will be recovered, it does not recognize the asset.

Impairment of tangible and intangible assets

At the end of each reporting period, the Company’s assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

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3.	Significant Accounting Policies (cont’d)

Accounting standards issued but not yet applied

The following new standards and interpretations are not yet effective and have not been applied in preparing these condensed consolidated interim financial statements. The Company is currently evaluating the potential impacts of these new standards and does not anticipate any material changes to the condensed consolidated interim financial statements upon adoption of these new and revised accounting pronouncements.

• IFRS 9 – Financial Instruments (effective January 1, 2018) introduces new requirements for the classification and measurement of financial assets, and will replace IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple classification options available in IAS 39.

• IFRS 15 Revenue from Contracts with Customers provides a single principle-based framework to be applied to all contracts with customers. IFRS 15 replaces the previous revenue standard IAS 18, Revenue, and the related Interpretations on revenue recognition. The standard scopes out contracts that are considered to be lease contracts, insurance contracts and financial instruments. The new standard is a control-based model as compared to the existing revenue standard which is primarily focused on risks and rewards. Under the new standard, revenue is recognized when a customer obtains control of a good or service. Transfer of control occurs when the customer has the ability to direct the use of and obtain the benefits of the good or service. This standard is effective for reporting periods beginning on or after January 1, 2018.

4. Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidatedfinancial statements and the reported amounts of revenues and expenses during the reporting period.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flow, financing activities, retention of operating cash flows, and frequency of transactions with the reporting entity.

Income taxes

In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.

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4. Use of Estimates and Judgments (cont’d)

Impairment

Assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts exceed their recoverable amounts and also at each reporting period. The assessment of the carrying amount often requires estimates and assumptions such as discount rates, future capital requirements and future operating performance.

Going concern

The assumption that the Company is a going concern and will continue in operation for the foreseeable future and at least one year is a judgment. The factors considered by management are disclosed in Note 2.

5. Plans of arrangements

Arrangement Agreement with Gorilla Minerals Corp.

On August 22, 2013 an arrangement agreement (“Arrangement Agreement”) which included a statutory plan of arrangement (the “Arrangement”) was entered into among ChitrChatr Technology, Gorilla Minerals Corp. (“Pubco”) and ChitrChatr Communications, then a wholly-owned subsidiary of Pubco incorporated on August 22, 2013 for the sole purpose of the Arrangement.

Under the Arrangement, ChitrChatr Technology paid a purchase price of $15,000 to Pubco in order to acquire ChitrChatr Communications.

On September 18, 2013, the closing date of the Arrangement, (a) ChitrChatr Technology issued warrants to purchase 1,000 common shares to Pubco and Pubco issued 10,000 warrants to purchase common shares to ChitrChatr Technology at a price of $0.10 per share for a period of three months after the closing date of the Arrangement, pursuant to which ChitrChatr Communications became a reporting issuer in the provinces of Alberta and British Columbia; (b) ChitrChatr Communications completed a one-for-one share exchange with the shareholders of ChitrChatr Technology, pursuant to which: ChitrChatr Technology became a wholly-owned subsidiary of ChitrChatr Communications; (c) ChitrChatr Technology changed its name (from ChitrChatr Communications Inc.); (d) ChitrChatr Communications changed its name (from 0978557 B.C. Ltd.); and (e) ChitrChatr Technology cancelled the 1,000 warrants issued to Pubco.

Since this transaction resulted in the shareholders of ChitrChatr Technology owning a majority of the issued and outstanding shares of ChitrChatr Communications, this transaction is accounted for as a reverse acquisition that was not a business combination and effectively a capital transaction of the Company. Accordingly, the Company charged $15,000 to the Statement of Comprehensive Loss on the date of the reverse acquisition.

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5. Plans of arrangements (cont’d)

Arrangement Agreement with TalkTran Capital Corp.

On November 21, 2014, the Company entered into an arrangement agreement (the “TalkTran Arrangement Agreement”) which included a statutory plan of arrangement (the “TalkTran Arrangement”) with TalkTran Communications Corp. (“TalkTran”), a wholly-owned subsidiary of the Company, and an additional party, TalkTran Capital Corp. (“Buyco”). Under the TalkTran Arrangement and on its closing date being February 27, 2015, the following principal steps occurred in the following order:

(e)	Buyco purchased from the Company all the issued and outstanding shares of TalkTran, by which Buyco became the parent of TalkTran (the “Purchase Shares”);
(f)	Buyco and TalkTran exchanged securities on a 1:1 basis (reverse merger), by which TalkTran became the parent of Buyco;
(g)	TalkTran and the Company exchanged securities such that TalkTran issued 29,500,000 of its common shares to the Company in exchange for an exclusive worldwide license (the “Translation License”) to use the Translation Asset; and
(h)	The Purchase Shares were cancelled.

As a result of this transaction, the Company recorded a gain of $11,683 and owned 66% of the issued and outstanding shares of TalkTran resulting in the creation of a non-controlling interest of $283,170. As at July 31, 2015, the Company owned 66% of the issued and outstanding shares of TalkTran.

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6. Equipment

		Computer	Office
	Automotive	Equipment	Equipment	Total
Cost

Balance July 31, 2013	$ -	$ -	$ -	$ -
Addition	-	3,994	8,332	12,326

Balance July 31, 2014	-	3,994	8,332	12,326
Addition	6,712	87,384	37,996	132,092
Foreign exchange	-	544	1,136	1,681
Balance July 31, 2015	$ 6,712	$ 91,922	$ 47,464	$ 146,098

Depreciation and impairment loss

Balance July 31, 2013	$ -	$ -	$ -	$ -
Depreciation	-	333	694	1,027

Balance July 31, 2014	-	333	694	1,027
Depreciation	742	10,986	5,600	17,328
Foreign exchange		495	497	992
Balance July 31, 2015	$ 742	$ 11,814	$ 6,791	$ 19,347

Carrying amounts

Balance, July 31, 2014	$ -	$ 3,661	$ 7,638	$ 11,299

Balance, July 31, 2015	$ 5,970	$ 80,108	$ 40,673	$ 126,751

7. Intangible assets

	Platform	Total
Cost
As at July 31, 2013	$ 349,753	$ 349,753
Additions	297,831	297,831
As at July 31, 2014	$ 647,584	$ 647,584
Additions	545,163	545,163
Impairment	(1,192,747)	(1,192,747)
As at July 31, 2015	$ -	$ -

The Company is developing a Comprehensive Universal Unified Communications Platform (“CUUCP”) application program, featuring voice, video, conference calls, chat, text/SMS, fax/email, and social networking, all rolled into one application.

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7. Intangible assets (cont’d)

During the year ended July 31, 2015 the Company incurred salaries and benefits of $424,426, consulting fees of $65,865 and miscellaneous and small tools expenses of $54,872 in connection with the development of the Platform. The most of $297,831 development expenditures incurred during the year ended July 31, 2014 were related to salaries and benefits, and consulting fees. Due to lack of funding to obtain sufficient evidence to estimate a recoverable amount as at July 31, 2015, the Company wrote off intangible asset of $1,192,747 and charged it to a consolidated statement of loss and comprehensive loss.

In July, 2013, the Company acquired a Universal Unified Communications Platform (UUCP) application program from 9265-2114 Quebec Inc., a private company owned and controlled by Rahim Mohamed, a current CEO and director of the Company. In consideration of this asset acquisition, the purchase price of $350,000 was satisfied by the issuance of 16,250,000 common shares of the Company at a fair value of $0.02 for total fair value of $325,000 and cash payments of $25,000.

8. Loans Payable

On January 20, 2015, the Company entered into a promissory note payable with Transglobal Assets Management Incorporated (“Lender”), a company where a shareholder of the Company is a director and a president of the Lender. The lender shall extend to the Company a line of credit up to $2,000,000 from which the Company may request draw-down payments at anytime during the year following the date of this promissory note. The promissory note bears interest at 7% per annum and is secured with a floating charge security interest over all of the Company’s present or after acquired assets and has a maturity date of an earlier of January 20, 2018, a date that interest is in default, a date that the Company goes bankruptcy, a date that trading of the Company’s common shares on a stock exchange is suspended and a date of change of control of the Company. Interest is payable monthly with a seven-day grace period. As at July 31, 2015, the Company has utilized $73,309 from this promissory note.

The promissory note payable of $73,309 was accounted for at amortized cost using the effective interest rate method with the effective interest rate of 10% per annum. The debt discount of $6,655 was credited to contributed surplus, debited to loans payable and being amortized over the term of the note. The Company had a carrying value of $66,654 as at July 31, 2015.

During the year ended July 31, 2015, the Company incurred interest (paid during the year ended July 31, 2015) and accretion expenses of $2,699 in connection with the note.

As at July 31, 2015, the Company owed $570,020 (July 31, 2014: $369,284) to the same above shareholder, who is a director and a president of the Lender, and companies owned by him. The amounts owed are unsecured, non-interest bearing and due on demand.

9. Share Capital

a) Authorized

Unlimited common shares, without par value.

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9. Share Capital (cont’d)

b) Issued

During the year ended July 31, 2015:

On October 20, 2014, the Company closed a private placement of 1,700,000 units at $0.15 per unit for gross proceeds of $255,000, with each unit comprised of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.20 per share with an expiry date of October 20, 2019. Also, the Company settled $300,000 of debts owed to creditors by issuing 1,600,000 units at a fair value of $1,568,000 resulting loss on settlement of debts for shares of $1,268,000. Each unit comprises of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.1875 per share with an expiry date of October 20, 2019.

During the year ended July 31, 2014:

On August 23, 2013, the Company issued 175,000 common shares at $0.02 per share for total proceeds of $3,500 which was included in share subscriptions received as at July 31, 2013.

On September 12, 2013, the Company issued 50,000 common shares at $0.10 per share for total proceeds of $5,000.

c) Share Purchase Warrants

A summary of the Company’s share purchase warrants outstanding are presented below:

	Number of	Weighted Average Exercise
	Warrants	Price

Outstanding, July 31, 2014	-	-
Issued	3,300,000	$0.19
Outstanding, July 31, 2015	3,300,000	$0.19

As at July 31, 2015, the Company had a weighted average remaining contractual life of 4.22 years and had 3,300,000 share purchase warrants outstanding as follows:

Number of	Exercise
Warrants	Price	Expiry Date

1,700,000	$0.20	October 20, 2019
1,600,000	$0.1875	October 20, 2019

3,300,000
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10. Related Party Transactions

As at July 31, 2015, the Company owed $392 (July 31, 2014: $392) to a director of the Company. The amount owed is unsecured, non-interest bearing and due on demand.

Included in accounts payable is $Nil (July 31, 2014: $34,125) in unpaid fees owing to a company controlled by the CEO of the Company.

Also, refer to Note 7 for a related party transaction.

Key management personnel compensation

The Company considers its President, Chief Executive Officer, Chief Financial Officer and the directors of the Company to be key management. During the year ended July 31, 2015 the Company incurred the following:

The Company incurred consulting fees of $30,000 (2014: $32,500) to a company controlled by a CEO of the Company.

The Company incurred $4,590 (2014: $50,099) in consulting fees to a director of the Company.

The transactions above are in the normal course of operations and are measured at the agreed to value which represents the amount of consideration established and agreed to by the related parties.

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11. Segment Information

Management has determined that the Company has one operating segment, which involves the development of the Platform application program. Geographical information is as follows:

	July 31,	July 31,
	2015	2014
Net losses
Canada	$ 2,136,487	$ 297,436
India	702,662	-
	$ 2,839,149	$ 297,436

Total Assets
	July 31, 2015	July 31, 2014

Canada	$ 24,013	$ 562,576
India	162,923	134,720
	$ 186,936	$ 697,296

12. Financial Instruments

The Company is exposed to varying degrees to a variety of financial instrument related risks:

Fair value

The Company has classified fair value measurements of its financial instruments using a fair value hierarchy that reflects the significance of inputs used in making the measurements as follows:

Level 1: Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Valuations based on directly or indirectly observable inputs in active markets for similar assets or liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates; and

Level 3: Valuations based on significant inputs that are not derived from observable market data, such as discounted cash flow methodologies based on internal cash flow forecasts.

As at July 31, 2015, the fair values of financial instruments measured on a recurring basis include cash, determined based on level one inputs and consisting of quoted prices in active markets for identical assets The fair values of other financial instruments, which include receivables, due to related party, accounts payable and accrued liabilities and loans payable with due on demand approximate their carrying values due to the relatively short-term maturity of these instruments. The long-term loan payable bears an interest rate of 7% per annum with a maturity date of January 20, 2018 and was accounted for at amortized cost using the effective interest rate method with the effective interest rate of 10% per annum.

12. Financial Instruments (cont’d)

Foreign exchange risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. The majority of the Company’s administrative operations are carried out in Canada; however the programming and developments of CUUCP are carried out in India through its foreign subsidiary which operates out of India and are denominated in Indian rupee. As at July 31, 2015, the Company has Indian rupee cash of RS90,752 (2014: RS1,041,912) and loans payable of RS26,108,960 (2014: RS7,593,596). These factors expose the Company to foreign currency exchange rate risk, which could have a material adverse effect on the profitability of the Company. The Company currently does not plan to enter into foreign currency future contracts to mitigate this risk.

Credit risk

The Company’s cash is largely held in large Canadian financial institutions. The Company does not have any asset-backed commercial paper. The Company’s receivables consist of GST receivable due from the Federal Government of Canada. The Company maintains cash deposits with Schedule A financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any significant credit losses and believes it is not exposed to any significant credit risk.

Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not hold any financial liabilities with variable interest rates. The long-term loan payable bears an interest rate of 7% per annum with a maturity date of January 20, 2018. The Company does maintain bank accounts which earn interest at variable rates but it does not believe it is currently subject to any significant interest rate risk.

Liquidity risk

The Company’s ability to continue as a going concern is dependent on management’s ability to raise required funding through future equity issuances and through short-term borrowing. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. Management and the Board of Directors are actively involved in the review, planning and approval of significant expenditures and commitments. As at July 31, 2015, the Company has cash of $2,543 and current liabilities of $699,478 and as a result, has a working capital deficiency of $673,615. The Company intends to meet its current obligations in the following year with funds to be raised through private placements, shares for debt, loans and related party loans.

13. Capital Risk Management

The Company defines its capital as shareholders’ equity. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its technologies and to maintain a flexible capital structure for its projects for the benefit of its stakeholders. As the Company is in the development stage, its principal source of funds is from the issuance of common shares and loans proceeds.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debts, acquire or dispose of assets or adjust the amount of cash. During the year ended July 31, 2015, the Company has $636,674 in loans payable. (Note 8)

The Company is not subject to externally imposed capital requirements.

14. Commitments

During the year ended July 31, 2015, the Company leased an office space in India under a lease arrangement for a period of 5 years. Future minimum lease payments are as follows:

2016 $ 44,000

2017 44,000

2018 44,000

2019 44,000

2020 41,000

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15. Income Tax

The income taxes shown in the Statements of Loss and Comprehensive Loss differ from the amounts obtained by applying statutory rates to the loss before income taxes due to the following:

	2015	2014

Statutory tax rate	26.0%	26.0%

Loss before income taxes	$ (2,839,149)	$ (297,436)

Expected income tax recovery	$ (738,000)	$ (77,300)
Increase (decrease) in income tax recovery resulting from:
Items deductible and not deductible for income tax purposes	357,000	-
Difference in tax rates in other jurisdictions	(104,000)	(38,300)
Current and prior tax attributes not recognized	485,000	115,600
	$ -	$ -

Details of deferred tax assets are as follows:

	2015	2014

Non-capital losses	$ 592,000	$ 126,200
Share issue costs	2,000	-
Property plant and equipment	7,000	-

	601,000	126,200
Less: Unrecognized deferred tax assets	(601,000)	(126,200)

	$ -	$ -

The Company has approximately $1,196,000 of non-capital losses available in Canada, which will expire through to 2035 and may be applied against future taxable income. At July 31, 2015, the net amount which would give rise to a deferred income tax asset has not been recognized as it is not probable that such benefit will be utilized in the future years.

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16. Subsequent Events

On August 28, 2015, the Company received from Talktran a notice to terminate the asset agreement for a technology license (the “Asset Agreement”, Note 5), a request that the Company surrender for cancellation the 29,500,000 common shares of Talktran issued as consideration under the Asset Agreement, and a request that the Company refund to Talktran $150,100 paid. No formal agreement has been signed with Talktran as at a date of auditor’s report.

On October 15, 2015, the Company closed a private placement of 750,000 units at $0.165 per unit for gross proceeds of $123,750, with each unit comprised of 1 common share and 1 warrant exercisable to purchase 1 additional common share at $0.22 per share for 5 years.